FORM 8-K

UNITED STATE

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2014

ARTISANAL BRANDS, INC.

(Exact name of registrant as specified in its charter)

New York	0-26112	41-1759882
(State of Jurisdiction)	(Commission File Number)	(IRS Employer ID No.)

42 Forest Lane	Bronxville, New York	10708
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code 914-441-3591

Name of each exchange on
Title of each class	which registered
Common Stock $.001 par value	OTC Electronic Bulletin Board

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Corporate Governance.

The Company has voluntarily elected to fully-report with audited financial statements by Spring, 2016. It has also reassessed its need for a full-time chief financial officer until its longer-term expansion plan to open multiple retail establishments has begun to develop. In connection with this decision Mr. Lillis will remain available to the Company on a consulting basis and will no longer serve as chief financial officer.

Item 8.01     Other Events.

Certain shareholder-lenders representing $3 million of debt have elected to convert early-stage loans into common stock at the negotiated price of $.30 per share in anticipation of the Company’s closing on a $5 million equity offering. The proceeds of the offering will be used to fund an expansion into the retail sector in the format of a combined neighborhood cheese shop and café. In conjunction with an anticipated closing of its equity offering this month, the Company has initiated a site selection plan with commercial real property broker, Cushman & Wakefield. The first outlet is targeted for Spring 2016 in the borough of Manhattan in New York City.

The shareholder loan conversion is part of a previously announced agreement with early-stage investors to convert approximately $7 million of loans into common stock at $.30 per share at the closing of the equity offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISANAL BRANDS, INC.

	By:	/s/ Daniel W. Dowe
Daniel W. Dowe
President

DATED: January 4, 2016

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